Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BIOCARDIA, INC.

BioCardia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is BioCardia, Inc. The Corporation was originally incorporated under the name “BioCardia DeviceCo, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 2002.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, BioCardia, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Peter Altman, a duly authorized officer of the Corporation, on April 22, 2013.

/s/ Peter Altman
Peter Altman,
President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOCARDIA, INC.

ARTICLE I

The name of the corporation is “BioCardia, Inc.”

ARTICLE II

The address of the registered office of this corporation (the “Corporation”) in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under General Corporation Law of Delaware.

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 49,208,600 shares of Common Stock (the “Common Stock”) and 38,930,696 shares of Preferred Stock (the “Preferred Stock”), of which 7,703,785 shares are designated Series A Preferred Stock (the “Series A Preferred”), 2,567,390 shares are designated Series B Preferred Stock (the “Series B Preferred”), 3,256,601 shares of which are designated Series C Preferred Stock (the “Series C Preferred”), 11,773,243 shares of which are designated Series D Preferred Stock (the “Series D Preferred”), 2,212,960 shares of which are designated Series E Preferred Stock (the “Series E Preferred”) and 11,416,717 shares of which are designated Series F Preferred Stock (the “Series F Preferred”). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share, and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

A. Dividends. The holders of the Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, at the annual rate of $0.028, $0.07, $0.0399, $0.07, $0.105 and $0.1225 per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, respectively, held by them, as adjusted for stock splits, stock dividends, recapitalizations, and similar events, prior and in preference to the declaration or payment of any dividend or other distribution (payable other than in Common Stock) with respect to the Common Stock, when, as and if declared by the Board of Directors. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless dividends shall have been paid or declared and set apart for payment, on account of all shares of Preferred then issued and outstanding, at the aforesaid rate for such calendar year.

B. Liquidation Preference.

1. Series F Preferred Stock Preference. Upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the holders of the Series F Preferred shall be entitled to receive, prior and in preference to any Distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and the Common Stock because of their ownership of such stock, an amount per share for each share of Series F Preferred held by them equal to the sum of (x) $1.75 (as adjusted for stock splits, stock dividends, recapitalizations, and similar events) and (y) all declared but unpaid dividends (if any) on such share of Series F Preferred, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series F Preferred. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series F Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section B(1), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series F Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section B(1).

2. Series E and Series D Preferred Stock Preference. After payment to the holders of the Series F Preferred of the amounts set forth in Section B(1) above, the holders of the Series E Preferred and Series D Preferred (together the “Series D and E Preferred”) shall be entitled to receive, prior and in preference to any Distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred, Series B Preferred, Series C Preferred and the Common Stock because of their ownership of such stock, an amount per share for each share of Series D and E Preferred Stock held by them equal to (A) in the case of Series E Preferred, the sum of (x) $1.50 (as adjusted for stock splits, stock dividends, recapitalizations, and similar events) and (y) all declared but unpaid dividends (if any) on such share of Series E Preferred and (B) in the case of Series D Preferred, the sum of (x) $1.00 (as adjusted for stock splits, stock dividends, recapitalizations, and similar events) and (y) all declared but unpaid dividends (if any) on such share of Series D Preferred, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series E Preferred or Series D Preferred, as the case may be. If the assets and funds thus distributed among the holders of Series D and E Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series D and E Preferred in proportion to the number of shares of Series D and E Preferred held by each such holder.

3. Series C Preferred Stock Preference. After payment to the holders of the Series F Preferred, Series E Preferred and Series D Preferred of the amounts set forth in Sections B(1) and B(2) above, the holders of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred, Series B Preferred and the Common Stock by reason of their ownership thereof, the amount of $0.57 per share for each share of Series C Preferred then held and, in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred. If the assets and funds thus distributed among the holders of Series C Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series C Preferred in proportion to the number of shares of Series C Preferred held by each such holder.

4. Series B Preferred Stock Preference. After payment to the holders of the Series F Preferred, Series E Preferred, Series D Preferred and the Series C Preferred of the amounts set forth in Sections B(1), B(2) and B(3) above, the holders of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred and the Common Stock by reason of their ownership thereof, the amount of $1.00 per share for each share of Series B Preferred then held and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred. If the assets and funds thus distributed among the holders of the Series B Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series B Preferred in proportion to the number of shares of Series B Preferred held by each such holder.

5. Series A Preferred Stock Preference. After payment to the holders of the Series F Preferred, Series E Preferred, Series D Preferred, Series C Preferred and the Series B Preferred the amounts set forth in Sections B(1), B(2), B(3) and B(4) above, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.40 per share for each share of Series A Preferred then held and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred. If the assets and funds thus distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series A Preferred in proportion to the number of shares of Series A Preferred held by each such holder.

6. Remaining Assets. After payment to the holders of the Preferred Stock the amounts set forth in Sections B(1), B(2), B(3), B(4) and B(5) above, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

7. Reorganization or Merger. A reorganization, merger or consolidation of the Corporation with or into any other corporation or entity, or a sale, conveyance or encumbrance of all or substantially all of the assets of the Corporation, in which transaction or series of related transactions the Corporation’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a Liquidation Event within the meaning of this Section B.

8. Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

a. The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or similar quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three (3) days prior to the distribution; and

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30 day period ending three (3) days prior to the distribution; and

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

b. The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

C. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Right”):

1. Right to Convert. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be convertible, at the option of and without the payment of any additional consideration by the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The Issuance Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be $0.40, $1.00, $0.57, $1.00, $1.50 and $1.75, respectively. The Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall initially be $0.40, $1.00, $0.57, $1.00, $1.50 and $1.75, respectively, subject to adjustment as provided below. The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, as appropriate.

2. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933 (the “Act”) covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation in excess of $10,000,000; or (ii) upon a vote of the holders of a majority of the Preferred Stock then outstanding.

3. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 2 above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the loss of such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion in connection with an underwritten public offering, immediately prior to the closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

4. Adjustments to Conversion Price of Preferred Stock for Dilutive Issues:

a. Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(i) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(ii) “Original Issue Date” shall mean the date on which the first share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred was issued by the Corporation, as appropriate.

(iii) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(b), deemed to be issued) by the Corporation, other than:

(A) shares of the Corporation’s Common Stock issued upon conversion of the Preferred Stock;

(B) shares issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets, or other reorganization approved by the Board of Directors;

(C) shares of the Corporation’s capital stock (or related options) issued to employees, officers, directors, consultants, or other persons performing services for the Corporation (including, but not by way of limitation, distributors and sales representatives) pursuant to any stock offering, plan, or arrangement approved by the Board of Directors;

(D) shares issued to financial institutions in connection with the extension of credit to the Corporation or in connection with the lease of equipment approved by the Board of Directors;

(E) shares of the Corporation’s Common Stock issued in connection with any stock split or stock dividend by the Corporation;

(F) shares of the Corporation’s Series F Preferred;

(G) shares of the Corporation’s capital stock issued pursuant to options, warrants, notes or other rights to acquire securities of the Corporation outstanding on the date of this Certificate; and

(H) shares issued in a public offering in connection with which all of the Preferred Stock will be converted pursuant to Section C(2) of Article IV.

b. Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time and without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, as appropriate, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv) no readjustment pursuant to clause (ii) or (iii above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(v) in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

c. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(b)) after the Original Issue Date without consideration or for consideration per share less than the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, as appropriate, in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred, as applicable, shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon conversion of the outstanding Preferred Stock and shares issuable upon exercise, conversion or exchange of Options or warrants for Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon conversion of the outstanding Preferred Stock and shares issuable upon exercise, conversion or exchange of Options or warrants for Preferred Stock) plus the number of such Additional Shares of Common Stock so issued.

d. Determination of Consideration. For purposes of this Section 4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation.

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board irrespective of any accounting treatment; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(b), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

5. Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share Preferred Stock as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

6. Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

a. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

b. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

c. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

d. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this Section 6(d) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

e. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

7. Minimal Adjustments. No adjustment in the Conversion Price for the Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

8. No Impairment. The Corporation will not, without the consent of the holders of a majority of the outstanding Preferred Stock, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions in this Section C and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite shareholder consent.

9. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section C, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

10. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

11. Notices. Any notice required by the provisions of this Section C to be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to such holder of record at such holder’s address appearing on the Corporation’s books.

D. Voting Rights.

1. Generally. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of such Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon all matters submitted to a vote of shareholders, except as required by law or set forth herein. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

2. Directors.

(i) Number of Directors. There shall not be more than nine directors of the Corporation.

(ii) Election by Class. The directors shall be elected as follows:

(A) One director (the “Series D Director”) shall be elected by the holders of the outstanding shares of Series D Preferred Stock.

(B) One director (the “Series C Director”) shall be elected by the holders of the outstanding shares of Series C Preferred Stock.

(C) Two directors (each, a “Series A and B Director”, collectively, the “Series A and B Directors”) shall be elected by the holders of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (the “Series A and B Stock”) voting together as a separate class.

(D) At least one but not more than three directors (each, a “Joint Director,” collectively, the “Joint Directors”) shall be elected by the holders of the outstanding shares of Common Stock and Preferred Stock voting together as a single class, on an as-converted to Common Stock basis.

(E) Two directors (the “Common Directors”) shall be elected by the holders of the outstanding shares of Common Stock voting together as a separate class.

(iii) Removal of Directors, Reduction in Number of Directors.

(A) If at any time there are fewer than 500,000 shares (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series D Preferred Stock outstanding (i) the right of the holders of the shares of Series D Preferred Stock to elect the Series D Preferred Director will terminate, (ii) a voting shift shall be effected and the term of office of the Series D Preferred Director will automatically terminate, and (iii) the authorized number of directors shall be reduced by one. In addition, the Series D Preferred Director may be removed by vote or written consent of a majority of the shares of Series D Preferred Stock then outstanding.

(B) If at any time there are fewer than 500,000 shares (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series C Preferred Stock outstanding (i) the right of the holders of the shares of Series C Preferred Stock to elect the Series C Preferred Director will terminate, (ii) a voting shift shall be effected and the term of office of the Series C Preferred Director will automatically terminate, and (iii) the authorized number of directors shall be reduced by one. In addition, the Series C Preferred Director may be removed by vote or written consent of a majority of the shares of Series C Preferred Stock then outstanding.

(C) If at any time there are fewer than 500,000 shares (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series A and B Stock outstanding, in the aggregate (i) the right of the holders of the shares of

Series A and B Stock to elect the Series A and B Directors will terminate, (ii) a voting shift shall be effected and the term of office of the Series A and B Directors will automatically terminate, and (iii) the authorized number of directors shall be reduced by two. In addition, a Series A and B Director may be removed by vote or written consent of a majority of the shares of Preferred Stock then outstanding, voting as a separate series; provided, however, that a Series A and B Director may not be removed under this sentence (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect such Series A and B Director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of Series A and B Directors authorized at the time of the Series A and B Director’s most recent election were then being elected.

(D) A Joint Director may be removed by vote or written consent of a majority of the shares of Common Stock and Preferred Stock then outstanding, voting together as a single class on an as-converted-to-Common Stock basis; provided, however, that a Joint Director may not be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect such Joint Director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of Joint Directors authorized at the time of the Joint Director’s most recent election were then being elected.

(E) A Common Director may be removed by vote or written consent of a majority of the shares of Common Stock then outstanding, voting together as a single class; provided, however, that a Common Director may not be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect such Common Director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of Common Directors authorized at the time of the Common Director’s most recent election were then being elected.

(iv) Vacancies.

(A) In the event of a vacancy on the board of directors created by the resignation, death or removal of a Series D Preferred Director, such vacancy shall be filled: (i) by the Corporation’s board of directors upon receipt by the board of directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Series D Preferred then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series D Preferred then outstanding.

(B) In the event of a vacancy on the board of directors created by the resignation, death or removal of a Series C Preferred Director, such vacancy shall be filled: (i) by the Corporation’s board of directors upon receipt by the board of directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Series C Preferred then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series C Preferred then outstanding.

(C) In the event of a vacancy on the board of directors created by the resignation, death or removal of a Series A and B Director, such vacancy shall be filled: (i) by the Corporation’s board of directors upon receipt by the board of directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Series A and B Stock then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series A and B Stock then outstanding.

(D) In the event of a vacancy on the board of directors created by the resignation, death or removal of a Joint Director, such vacancy shall be filled by the Corporation’s board of directors upon receipt by the board of directors of, and in accordance with, a written consent specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Common Stock and Preferred Stock then outstanding, voting together as a single class on an as-converted-to-Common Stock basis.

(E) In the event of a vacancy on the board of directors created by the resignation, death or removal of a Common Director, such vacancy shall be filled: (i) by the Corporation’s board of directors upon receipt by the board of directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Common Stock then outstanding, or (ii) by vote or written consent of the holders of a majority of the Common Stock then outstanding.

E. Protective Provisions. In addition to any other class vote that may be required by law, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class:

1. effects a sale of all or substantially all of the Corporation’s assets or which results in the holders of the Corporation’s capital stock prior to the transaction owning less than 50% of the voting power of the Corporation’s capital stock after the transaction;

2. alters or changes the rights, preferences or privileges of the Preferred Stock so as to materially and adversely affect such shares;

3. increases or decreases (other than by conversion) the number of authorized shares of Preferred Stock;

4. authorizes the issuance of securities having a preference over or on par with the Preferred Stock; or

5. redeems shares (excluding Common Stock repurchased upon termination of an officer, employee or director or consultant pursuant to a restricted stock purchase agreement).

F. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section C hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction of the Corporation’s authorized capital stock.

G. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Election of the Directors need not be by ballot unless the Bylaws of the Corporation so provide.

ARTICLE VII

The existence of this Corporation shall be defined as perpetual.

ARTICLE VIII

Meetings of the Shareholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such a place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as director or officer at the request of the Corporation of any predecessor to the Corporation. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Advance notice of new business and shareholder nominations for the election of Director shall be provided in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.